Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROKA BIOSCIENCE, INC.

The undersigned, Paul Thomas, hereby certifies that:

1. He is the duly elected and acting President of Roka Bioscience, Inc., a Delaware corporation.

2. The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 3, 2009. The date of filing of the Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 10, 2009. The date of filing of the Second Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was April 29, 2011. The date of filing of the Third Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 19, 2011. The date of filing of the Fourth Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 11, 2013. The date of filing of the Fifth Amended and Restated Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 1, 2013.

3. The Board of Directors duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor.

4. The Fifth Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Roka Bioscience, Inc. (the “Company”).

SECOND: The address of the registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purposes of the Company are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”) or any successor statute.

FOURTH:

A. The total number of shares of all classes of stock which the Company shall have authority to issue is 260,139,853 consisting of:

(i) 142,255,835 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of which 141,963,421 shares have been designated Series A Common Stock (the “Series A Common Stock”), and 292,414 shares have been designated Series B Common Stock (the “Series B Common Stock”); and

(ii) 117,884,018 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”) of which (A) 39,680,000 shares have been designated Series B Preferred Stock (the “Series B Preferred Stock”), (B) 12,090,672 shares have been designated Series C Preferred Stock (the “Series C Preferred Stock”), (C) 32,511,979 shares have been designated Series D Preferred Stock (the “Series D Preferred Stock”), and (D) 33,601,367 shares have been designated Series E Preferred Stock (the “Series E Preferred Stock”).

(iii) All numbers of shares, prices and all amounts stated on a per share basis, contained in this Sixth Amended and Restated Certificate of Incorporation, including, without limitation, the numbers and prices set forth in this Article Fourth, are stated after giving effect to the issuance of shares of Series E Preferred Stock pursuant to, or disclosed in, the Series E Preferred Stock Purchase Agreement dated June 13, 2013 (the “Initial Series E Preferred Stock Purchase Agreement”), as amended by the First Amendment to the Initial Series E Preferred Stock Purchase Agreement dated November 20, 2013, and the Series E Preferred Stock Purchase Agreement dated November 20, 2013 (the “Series E Preferred Stock Purchase Agreement” and together with the Initial Series E Purchase Agreement, as amended, the “Series E Preferred Stock Purchase Agreements”) among the Company and the parties named therein and no further adjustment shall be made as a consequence thereof.

The relative powers, designations, preferences, special rights, privileges, restrictions and other matters relating to such Common Stock and Preferred Stock are as set forth in this Article FOURTH.

B. Common Stock.

1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.

2. Voting Rights. Except as set forth in Section C.3(b) of this Article FOURTH, the holders of record of Series A Common Stock are entitled to one vote per share on all matters to be voted on by the Company’s stockholders and the Series B Common Stock shall be nonvoting. The number of authorized shares of Common Stock, and the designation of the number of shares of each series thereof, may be increased or decreased (but not below the number of shares outstanding) by the vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Dividends may be declared and paid on the Common Stock, from funds lawfully available therefor if, as and when determined by the Company’s Board of Directors (the “Board of Directors”) in its sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4. Liquidation. Upon the voluntary or involuntary dissolution or liquidation of the Company or a Liquidation Event, holders of Common Stock, together with holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, will be entitled to receive, all remaining assets of the Company available for distribution to its stockholders on a pro rata basis based on the number of shares held by each such holder on an as-converted basis, subject to any preferential rights of any series of Preferred Stock then outstanding.

C. Preferred Stock.

The following terms used herein shall have the following definitions:

“Conversion Price” shall mean initially, with respect to the Series B Preferred Stock, $1.00, with respect to the Series C Preferred Stock, $1.325, with respect to the Series D Preferred Stock, $1.412, and with respect to the Series E Preferred Stock, $1.275; provided that, in each case, such Conversion Price is subject to adjustment from time to time as set forth herein.

“Corporate Reorganization” shall mean any (i) merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 51% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization (but excluding any merger effected solely for the purpose of reincorporating in another state); (ii) sale, lease, conveyance or other disposition of all or substantially all of the assets (including the grant of an exclusive license covering all or substantially all of the intellectual property rights of the Company) of the Company; or (iii) sale of shares of capital stock of the Company, in a single transaction or series of related transactions to which the Company is a party, representing at least 50% of the voting power of the voting securities of the Company (but excluding a Qualified IPO or any transaction or series of transactions entered into principally for bona fide equity financing purposes in which the Company issues new securities primarily for cash, the cancellation or conversion of indebtedness of the Company, or the combination thereof for the purpose of financing the operations and business of the Company).

“Liquidation Event” shall mean (a) any voluntary or involuntary liquidation, dissolution or winding-up of the Company; or (b) unless waived by the holders of at least fifty-one percent (51%) of the aggregate issued and outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Requisite Holders”), any Corporate Reorganization.

“Original Issue Date” shall mean the date on which a share of Preferred Stock was first issued.

“Purchase Price” shall mean, with respect to the Series B Preferred Stock, $1.00, with respect to the Series C Preferred Stock, $1.325, with respect to the Series D Preferred Stock, $1.461, and with respect to the Series E Preferred Stock, $1.275.

“Qualified IPO” shall mean a firm commitment underwritten public offering of shares of the Company’s Common Stock at a price per share to the public of at least $3.825 (adjusted for stock splits, stock dividends, recapitalizations and similar events, including any such events to be effected in connection with such offering) resulting in aggregate proceeds to the Company (net of the underwriting discounts or commissions and offering expenses) of not less than $50,000,000.

1. Dividends.

(a) Each issued and outstanding share of Series E Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends in cash at the rate per share of 8% of the applicable Purchase Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like) before any dividend is paid on or declared and set apart for payment on any other class or series of capital stock. No dividend or other distribution shall be paid, declared or set aside for payment on any share of any other class or series of capital stock unless a like dividend is paid or declared and set apart for payment with respect to each outstanding share of the Series E Preferred Stock.

(b) Subject to the dividend right of the Series E Preferred Stock, each issued and outstanding share of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall entitle the holder of record thereof to receive on a pari passu basis, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends in cash at the rate per share of 8% of the applicable Purchase Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like) before any dividend is paid on or declared and set apart for payment on any other class or series of capital stock other than the Series E Preferred Stock; provided that no dividend shall be declared or paid on such series of stock until all dividends declared on the Series E Preferred Stock have been paid in full as set forth herein.

(c) Intentionally Omitted.

(d) Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors; provided that no dividends shall be declared or paid on such series of stock until all dividends declared on the Preferred Stock shall have been paid in full other than as set forth herein.

(e) The dividends payable to the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall not be cumulative, and no right shall accrue to the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock by reason of the fact that dividends on the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, or Series B Preferred Stock, respectively, are not declared or paid in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. In the event that the Company shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Section C.4, C.5 or C.5A of this Article FOURTH), the Company shall, at the option of the Company, pay in cash to the holder(s) of Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock, as the case may be, in accordance with, and pursuant to the terms specified in, Section C.4, C.5 or C.5A, as applicable, of this Article FOURTH.

(f) California General Corporation Law (“CGCL”) Sections 502 and 503 shall not apply with respect to distributions on shares junior to the Preferred Stock as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

(g) Notwithstanding the foregoing, in the event that the Company determines, subject to Section C.6 of this Article FOURTH and without limitation to Section C.2 of this Article FOURTH, to distribute the proceeds (cash or otherwise) resulting from any sale, license and/or other transfer of its assets (other than any sale, license and/or other transfer of its assets effected in the ordinary course of business of the Company for which the Company is not required to obtain any consent pursuant to Section C.6), the Company shall distribute such proceeds (including in respect of any ongoing payments, such as a royalty or milestone payment) in accordance with Section C.2 of this Article FOURTH, and not this Section C.1.

2. Liquidation, Dissolution or Winding-Up; Certain Mergers Consolidations and Asset Sales.

(a) Upon the occurrence of a Liquidation Event, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders (or the consideration received by the Company or its stockholders pursuant to a Corporate Reorganization), before any payment shall be made to the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Series E Preferred Stock, by reason of their ownership thereof, an amount per share equal to the Series E Liquidation Preference (as defined below). The “Series E Liquidation Preference” means the sum of (i) $1.275 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (ii) any declared but unpaid dividends on such shares.

(b) After payment of the Series E Liquidation Preference shall have been made in full to the holders of the Series E Preferred Stock, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders (or the consideration received by the Company or its stockholders pursuant to a Corporate Reorganization), before any payment shall be made to the holders of Series C Preferred Stock, Series B Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Series D Preferred Stock, by reason of their ownership thereof, an amount per share equal to the Series D Liquidation Preference (as defined below). The “Series D Liquidation Preference” means the sum of (i) $1.461 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (ii) any declared but unpaid dividends on such shares.

(c) After payment of the Series D Liquidation Preference shall have been made in full to the holders of the Series D Preferred Stock, the holders of shares of Series C Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid on a pari passu basis out of the assets of the Company legally available for distribution to its stockholders (or the consideration received by the Company or its stockholders pursuant to a Corporate Reorganization), before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock and Series B Preferred Stock, by reason of their ownership thereof, an amount per share equal to (X) the Series C Liquidation Preference (as defined below) with respect to the Series C Preferred Stock and (Y) the Series B Liquidation Preference (as defined below) with respect to the Series B Preferred Stock. The “Series C Liquidation Preference” means the sum of (i) $1.325 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (ii) any declared but unpaid dividends on such shares. The “Series B Liquidation Preference” means the sum of (i) $1.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (ii) any declared but unpaid dividends on such shares.

(d) Intentionally Omitted.

(e) If upon the occurrence of a Liquidation Event, the assets and funds of the Company legally available for distribution among the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock up to the Series E Liquidation Preference in proportion to the amount of Series E Preferred Stock owned by each such holder and then, to the extent that there are funds available therefor, among the holders of the Series D Preferred Stock up to the Series D Liquidation Preference in proportion to the amount of Series D Preferred Stock owned by each such holder and then, to the extent that there are funds available therefor, among the holders of the Series C Preferred Stock and Series B Preferred Stock up to their respective aforesaid Liquidation Preferences in proportion to the amount of such Series C Preferred Stock and Series B Preferred Stock owned by each such holder; and such distribution shall be deemed to satisfy in full the Company’s obligations under Section C.2(a), (b) and (c) of this Article FOURTH with respect to the shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock.

(f) In the event of a Liquidation Event pursuant to clause (ii) of the definition of “Corporate Reorganization” in Section C of this Article FOURTH, if the Company does not effect a dissolution of the Company under the DGCL within forty-five (45) days after such Liquidation Event, then (i) the Company shall deliver a written notice to each holder of Preferred Stock no later than the forty-fifth (45th) day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the immediately following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Company not later than sixty (60) days after such Liquidation Event, the Company shall use the consideration received by the Company for such Liquidation Event (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the seventy-fifth (75th) day after such Liquidation Event, all outstanding shares of Preferred Stock at a price per share equal to the amount such shares would be entitled to receive pursuant to Sections C.2(a), (b) and (c) of this Article FOURTH, as applicable, plus an amount equal to the amount such shares would be entitled to receive pursuant to Section C.2(g) of this Article FOURTH and in the manner provided for in Sections C.2(a), (b) and (c) of this Article FOURTH. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Preferred Stock in accordance with the provisions of Section C.2(e) of this Article FOURTH. Prior to the distribution or redemption provided for in this paragraph, the Company shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(g) Upon the completion of the distributions required by Sections C.2(a), (b) and (c) of this Article FOURTH, the remaining assets of the Company available for distribution to stockholders (or the consideration received by the Company or its stockholders pursuant to a Corporate Reorganization) shall be distributed among the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such Liquidation Event.

(h) Any securities to be delivered pursuant to this Section C.2 shall be valued as follows:

(i) securities not subject to investment letter or other similar restrictions on free marketability:

(A) if traded on a securities exchange, the value shall be deemed to be the volume-weighted average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the occurrence of such Liquidation Event;

(B) if traded over-the-counter, the value shall be deemed to be the volume-weighted average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the occurrence of such Liquidation Event; and

(C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs C(2)(h)(i)(A), (B) and (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(i) Allocation of Escrow. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the transaction agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections C.2(a)-(g) of this Article FOURTH as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections C.2(a)-(g) of this Article FOURTH after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

(a) General Voting Rights. Each holder of outstanding shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock (collectively, the “Voting Preferred Stock”) shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Voting Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section C.4 of this Article FOURTH) as of the record date for such stockholder vote, at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, Section C.3(b) below or by the provisions of Section C.6 of this Article FOURTH, holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall vote together with the holders of Series A Common Stock as a single class.

(b) Voting for the Election of Directors.

(i) The Board of Directors shall consist of nine (9) members. As long as at least 400,000 shares (as adjusted for any stock splits, stock dividends, recapitalizations or the like) of Series D Preferred Stock remain outstanding, the holders of outstanding shares of Series D Preferred Stock, voting as a single class, shall be entitled to elect one director of the Company (the “Preferred D Director”) at each annual election of directors. As long as at least 400,000 shares (as adjusted for any stock splits, stock dividends, recapitalizations or the like) of Series B Preferred Stock remain outstanding, the holders of outstanding shares of Series B Preferred Stock, voting as a single class, shall be entitled to elect four directors of the Company (the “Preferred B Directors”) at each annual election of directors. The holders of outstanding shares of Voting Preferred Stock and Series A Common Stock voting together as a single class shall be entitled to elect four directors of the Company at each annual election of directors. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 3(b), the remaining directors so elected by that class or series may (or, if there are no such directors remaining, the holders of a majority of the shares of that class or series may by affirmative vote) elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to a written consent.

(ii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(iii) During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

4. Conversion. The holders of (i) Preferred Stock and (ii) Series A Common Stock issued upon conversion of the Corporation’s previously issued and outstanding Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. (i) Each share of Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing the Purchase Price applicable to such shares of Voting Preferred Stock by the Conversion Price applicable to such shares of Voting Preferred Stock in effect at the time of conversion (such quotient and the corresponding quotient described in Section C.4(b) are each referred to as a “Conversion Rate”). Such Conversion Price, and the rate at which shares of Voting Preferred Stock may be converted into shares of Series A Common Stock, shall be subject to adjustment as provided below.

(i) Each share of the Corporation’s previously issued Series A Common Stock issued upon conversion of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, without the payment of additional consideration by the holder thereof, into an equal number of fully paid and nonassessable shares of Series B Common Stock.

(ii) In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the first full business day preceding the date fixed for the payment of any amounts distributable to holders of shares of Preferred Stock pursuant to Section C.2 of this Article FOURTH.

(b) Fractional Shares. When calculating the number of shares of Common Stock into which shares of Preferred Stock shall be converted, the Company shall calculate to the largest whole share of Common Stock rounding down for any fractional shares of Common Stock into which the shares of Preferred Stock would otherwise convert. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the then effective applicable Conversion Price.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock or Common Stock, as the case may be, to convert shares of Preferred Stock or Common Stock, as applicable, pursuant to this Section C.4, such holder shall surrender the certificate or certificates for the shares of Preferred Stock or Common Stock, as applicable, to be converted (the “Tendered Stock”) at the office of the transfer agent for the Company (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Tendered Stock represented by such certificate or certificates (the number of shares to be converted, the “Converted Stock”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock issuable upon the conversion of the Converted Stock, as applicable, to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the “Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of the Tendered Stock or to such holder’s nominees, a certificate or certificates for the number of shares of Common Stock that the Converted Stock was converted into pursuant to this Section C.4 of this Article FOURTH, together with cash, as provided in Section C.4(b) of this Article FOURTH, in lieu of any fractions of a share of Common Stock or Preferred Stock, as applicable, issuable upon such conversion and a certificate or certificates for the number of shares of Tendered Stock representing the remainder of shares of Tendered Stock not converted, to the extent that such shares of Tendered Stock were tendered to the Company.

(ii) The Company shall at all times when shares of Common Stock and Preferred Stock that are convertible pursuant to this Section C.4 of this Article FOURTH (“Convertible Stock”) shall be outstanding, reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of effecting the conversion of the Convertible Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Stock. Before taking any action that would cause an adjustment reducing the applicable Conversion Price below the then existing Conversion Price, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock as shall be sufficient for such purpose.

(iii) Upon any conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Tendered Stock surrendered for conversion or on the Common Stock delivered upon conversion; provided, however, if any such dividends exist as of the Conversion Date, the holder of such Tendered Stock shall continue to be entitled to such dividend following the conversion.

(iv) All shares of Tendered Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock, in exchange therefor and to receive payment of any dividend accrued or declared but unpaid thereon. Any shares of Tendered Stock so converted shall be retired and cancelled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the applicable Tendered Stock accordingly.

(v) The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon the conversion of shares of Tendered Stock pursuant to this Section C.4. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Tendered Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d) Adjustments to Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of this Section C.4(d), the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (other than as provided in Section C.4(d)(i)(C)(II) and (IV) of this Article FOURTH).

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities, other than Options, directly or indirectly convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.4(d)(iii) below, deemed to be issued) by the Company after the Original Issue Date for the Series E Preferred Stock, other than the following (collectively, the “Excluded Issuances”):

(I) shares of Common Stock issued or issuable upon conversion of shares of Tendered Stock;

(II) shares of Common Stock or Convertible Securities issued or issuable as a dividend or other distribution on Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock;

(III) up to 14,836,268 shares of Common Stock or Options or restricted stock awards or other rights therefor issued to employees, officers, directors, consultants, contractors, or advisors of the Company pursuant to any compensatory or incentive plan or arrangement adopted, approved or ratified by the Board of Directors, including a majority of the Preferred B Directors;

(IV) shares of Common Stock issuable directly or pursuant to the exercise of warrants, options or other rights granted in connection with any equipment lease, real estate lease, bank financing or similar non-equity financing transaction approved by the Board of Directors, including a majority of the Preferred B Directors;

(V) shares of Common Stock or Convertible Securities issued to the public in a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended;

(VI) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition by the Company of another corporation or entity by consolidation, corporate reorganization, or merger, or purchase of all or substantially all of the assets of such corporation or entity as approved by the Board of Directors, including a majority of the Preferred B Directors;

(VII) shares of Common Stock issued or issuable by reason of a dividend or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(VIII) up to 2,480,000 shares of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) issuable upon exercise of warrants originally issued to OrbiMed Advisors LLC or its Affiliates

(IX) up to 666,666 shares of Series E Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) issuable upon exercise of warrants to be issued to Comerica Bank and TriplePoint Capital LLC or their respective Affiliates;

(X) shares of Common Stock or Convertible Securities issuable pursuant to the exercise of warrants issued or issuable pursuant to the Series E Preferred Stock Purchase Agreements, as amended from time to time, or granted in connection with a Qualified Capital Transaction approved by the Board of Directors; and

(XI) any securities issued or issuable upon conversion, exercise or exchange of any other securities that are also covered by Section C.4(d)(i)(C)(I)-(X) of this Article FOURTH.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series E Preferred Stock is convertible shall be made unless the consideration per share (determined pursuant to Section C.4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price for the Series E Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock. No adjustment in the number of shares of Common Stock into which the Series D Preferred Stock is convertible shall be made unless the consideration per share (determined pursuant to Section C.4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price for the Series D Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock. No adjustment in the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be made unless the consideration per share (determined pursuant to Section C.4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price for the Series C Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock. No adjustment in the number of shares of Common Stock into which the Series B Preferred Stock is convertible shall be made unless the consideration per share (determined pursuant to Section C.4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price for the Series B Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time after the Original Issue Date of the Series E Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section C.4(d)(v) of this Article FOURTH) of such Additional Shares of Common Stock would be less than the Conversion Price for the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable, shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, upon the exercise, conversion or exchange thereof, the Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration or termination of any unexercised Option, the Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable, shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable; and

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable, then in effect shall forthwith be readjusted to such Conversion Price of such series, as applicable, as would have obtained had the adjustment that was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change.

In the event the Company, after the Original Issue Date for the Series E Preferred Stock, amends any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date for the Series E Preferred Stock or were issued after the Original Issue Date for the Series E Preferred Stock) to increase the number of shares issuable thereunder or decrease the consideration to be paid upon exercise or conversion thereof, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date for the Series E Preferred Stock and the provisions of this Section C.4(d)(iii) shall apply.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Original Issue Date for the Series E Preferred Stock issue Additional Shares of Common Stock (including

Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii), but excluding shares issued as a stock split or combination as provided in Section C.4(e) or upon a dividend or distribution as provided in Section C.4(f)), without consideration or for a consideration per share less than the Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable, in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price of such series, as applicable, shall be adjusted, concurrently with such issue, to a value (calculated to the nearest whole cent) determined as follows:

(P1 x Q1)+(P2 x Q2)

(Q1 + Q2)

where:

P1 = the Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable, in effect immediately prior to such issuance of Additional Shares of Common Stock;

Q1 = the aggregate number of shares of Common Stock outstanding immediately prior to such issuance of Additional Shares of Common Stock;

P2 = the average price per share received by the Company for the Additional Shares of Common Stock; and

Q2 = the number of Additional Shares of Common Stock;

provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issuance of Additional Shares of Common Stock shall be deemed to be outstanding; provided further that, shares of Common Stock issuable upon exercise of Options or upon conversion of Convertible Securities (other than Preferred Stock) outstanding immediately prior to such issuance of Additional Shares of Common Stock shall not be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section C.4(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Property other than Cash. In the event that Additional Shares of Common Stock are issued for consideration that does not consist solely of cash, such consideration shall be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing;

(x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Convertible Securities, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, the Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or the Series B Preferred Stock, as applicable, shall be adjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date of the Series E Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price for each series of Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date of the Series E Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section C.4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date for the Series E Preferred Stock, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price of each series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for each series of Preferred Stock then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this Section C.4(f) as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment shall be made if the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, simultaneously receive an identical dividend or distribution in shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, had been converted into Common Stock immediately prior to such event.

(g) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date for the Series E Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section C.4(g) with respect to the rights of the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable; and provided further, that no such adjustment shall be made if the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities that they would have received if all outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock had been converted into Common Stock immediately prior to such event.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Merger or Reorganization, etc. In the event of any transaction that would be a Corporate Reorganization but for the waiver by the requisite holders of Preferred Stock, each share of Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of capital stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Preferred Stock would have been entitled upon such Corporate Reorganization; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section C.4 set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock to the end that the provisions set forth in this Section C.4 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(j) No Impairment. Except as provided in Section C.6 of this Article FOURTH, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section C.4 of Article FOURTH, the Company shall, at its expense, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and identifying the shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock to which it applies and referencing the facts upon which such adjustment or readjustment is based. The Company shall, upon the reasonable written request at any time of any holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect with respect to such holder’s shares, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such holder’s shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.

(l) Notice of Record Date. In the event:

(i) of any taking by the Company of a record of holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution;

(ii) that the Company subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company or any other Liquidation Event; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding-up of the Company;

then, in the case of the matters referred to in Section C.4(l)(i) or (ii) of this Article FOURTH, at least fifteen (15) days prior to (A) the record date, if any, specified therein or (B) if no record date is specified, the date upon which such action is to take effect, or in the case of the matters referred to in Section C.4(l)(iii) or (iv) of this Article FOURTH, at least fifteen (15) days prior to the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is expected to become effective, the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up or other Liquidation Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up or other Liquidation Event, and

(C) the material terms and conditions of the impending transaction and the applicable provisions of this Certificate of Incorporation with respect to such transaction. The Company shall thereafter give prompt notice of any material changes to the material terms and conditions of such transaction.

5. Mandatory Conversion.

(a) All outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Series A Common Stock at the then effective Conversion Rate, and all references herein to Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be deleted and of no further force or effect upon the earlier to occur of (i) the closing of a Qualified IPO or (ii) the closing of a firm commitment underwritten public offering of shares of Common Stock that is approved by the Requisite Holders, and the date of such vote is referred to herein as the “Mandatory Conversion Date”.

(b) All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Date, and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section C.5. Such notice need not be given in advance of the occurrence of a Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, hand delivery, or overnight courier to each record holder of Preferred Stock at such holder’s address last shown on the records of the transfer agent (or the records of the Company, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number and type of shares of Common Stock to which such holder is entitled pursuant to this Section C.5. On the Mandatory Conversion Date, all rights with respect to the Preferred Stock and set forth in this Certificate of Incorporation, so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, excepting only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number and type of shares of Common Stock into which such Preferred Stock has been converted and payment of any declared but unpaid dividends on such Preferred Stock. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by such holder’s attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Company shall cause to be issued and delivered to such holder, or on such holder’s written order, a certificate or certificates for the number and type of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section C.4(b) of this Article FOURTH in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All outstanding shares of Series C Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Series A Common Stock, at the then effective Conversion Rate, and all references herein to Series C Preferred Stock and Series B Preferred Stock shall be deleted and of no further force or effect upon the affirmative vote of the holders of at least 51% of the votes attributable to the then outstanding shares of Series C Preferred Stock and Series B Preferred Stock, voting together as a single class. All outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Series A Common Stock at the then effective Conversion Rate and all references herein to Series D Preferred Stock shall be deleted and of no further force or effect upon the affirmative vote of the holders of 80% of the votes attributable to the then outstanding shares of Series D Preferred Stock. All outstanding shares of Series E Preferred Stock shall automatically be converted into shares of Series A Common Stock at the then effective Conversion Rate and all references herein to Series E Preferred Stock shall be deleted and of no further force or effect upon the affirmative vote of the holders of 80% of the votes attributable to the then outstanding shares of Series E Preferred Stock. In the event of an affirmative vote of the Series C Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock or of the Series E Preferred Stock described in this section, the terms of Section C.5(b) shall apply, mutatis mutandis, to such conversion.

(d) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof, shall, from and after the conversion date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

5A. Special Mandatory Conversions.

(a) In the event that, after the date of the first issuance of Series B Preferred Stock:

(i) The Company delivers a notice (the “Notice”) to each holder of Series B Preferred Stock (i) stating the Company’s bona fide intention to consummate a sale of its equity securities (the “Offered Stock”), as approved by the Board of Directors (a “Qualified Capital Transaction”), (ii) indicating the material terms upon which it proposes to offer such Offered Stock, (3) identifying such holder’s Pro Rata Share Number (as defined below) of the Qualified Capital Transaction, and (4) offering such holder the right to purchase shares of the Offered Stock equal to such holder’s Pro Rata Share Number of the Qualified Capital Transaction on or prior to the date set forth in the Notice (the “Special Mandatory Conversion Date”); and

(ii) a holder of Series B Preferred Stock (a “Non-Participating Holder”) (together with its Affiliates) does not purchase shares of Offered Stock equal to at least 50% of such holder’s Pro Rata Share Number of the Qualified Capital Transaction as set forth in the Notice on or prior to the Special Mandatory Conversion Date; then all of the shares of Series B Preferred Stock held by such Non-Participating Holder shall be converted automatically and without further action on the part of such holder into that number of fully-paid and non-assessable shares of Series A Common Stock as is determined in accordance with the Conversion Price for such shares of Series B Preferred Stock in effect on the Special Mandatory Conversion Date and immediately prior to the closing of the Qualified Capital Transaction. “Pro Rata Share Number” shall mean, as to any holder of Series B Preferred Stock, that number of shares of Offered Stock equal to the product of (A) the aggregate number of shares of Offered Stock indicated in the Notice, multiplied by (B) a fraction, the numerator of which is the number of shares of Series B Preferred Stock held by such holder as of the date of the Notice, and the denominator of which is the total number of shares of Common Stock then outstanding or issuable upon conversion or exercise of outstanding Options or Convertible Securities (including Preferred Stock).

(b) The provisions of Section C.5A(a) shall not apply to (i) the financing contemplated by the Series E Preferred Stock Purchase Agreement or (ii) any financing in which the Company offers its equity securities if a determination to exclude such financing from the application of Section C.5A(a) has been made by (A) the holders of at least 70% of the then outstanding shares of Series B Preferred Stock or (B) the Board of Directors.

6. Negative Covenants.

(a) So long as shares of Series E Preferred Stock are outstanding, the Company shall not, whether by way of amendment, merger, consolidation or otherwise, without the prior written consent of holders of at least 58% of the Series E Preferred Stock then outstanding, (i) amend, alter or change the rights, preferences, or privileges of the Series E Preferred Stock so as to adversely affect the Series E Preferred Stock or (ii) issue additional shares of Series E Preferred Stock.

(b) So long as shares of Series D Preferred Stock are outstanding, the Company shall not, whether by way of amendment, merger, consolidation or otherwise, without the prior written consent of holders of at least 80% of the Series D Preferred Stock then outstanding, (i) amend, alter or change the rights, preferences, or privileges of the Series D Preferred Stock so as to adversely affect the Series D Preferred Stock or (ii) issue additional shares of Series D Preferred Stock.

(c) So long as shares of Series C Preferred Stock and Series B Preferred Stock are outstanding, the Company shall not, whether by way of amendment, merger, consolidation or otherwise, without the prior written consent of holders of at least 51% of the Series C Preferred Stock and Series B Preferred Stock then outstanding, voting together as a single class, amend, alter or change the rights, preferences, or privileges of the Series C Preferred Stock or Series B Preferred Stock so as to adversely affect the Series C Preferred Stock or Series B Preferred Stock.

(d) So long as at least 20% of the aggregate shares of Series D Preferred Stock and Series E Preferred Stock that have been issued (as adjusted for any stock splits, stock dividends, recapitalizations or the like) remain outstanding, the Company shall not, without the prior written consent of the Requisite Holders:

(i) authorize, create or designate, or incur any obligation to issue or issue shares of, any class or series of stock ranking on par or senior to the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock or the Series B Preferred Stock, with respect to voting rights, dividends, conversion, distributions upon liquidation of the Company or redemption rights;

(ii) increase or decrease the authorized number of shares in any series of Preferred Stock;

(iii) take any action to effect a Liquidation Event or Corporate Reorganization;

(iv) issue shares of Common Stock, except for issuances of Common Stock that would constitute Excluded Issuances;

(v) reduce or increase the size of the Board of Directors or change the procedures by which members of the Board of Directors are elected or appointed from the size and procedures in place at and as of the date that the Company first issues shares of Series E Preferred Stock;

(vi) declare or pay a dividend or other distributions on the Common Stock or redeem or repurchase any shares of the Company’s capital stock or options to purchase capital stock, other than (a) the payment of dividends on shares of Preferred Stock, or (b) the repurchase of capital stock from employees of the Company upon a termination of employment pursuant to agreements to repurchase such capital stock that are approved by the Board of Directors;

(vii) incur indebtedness for borrowed money (including operating and capital leases) in excess of $500,000 in the aggregate and including any direct or indirect guarantee of the payment or performance of the indebtedness of any other party, other than indebtedness incurred pursuant to debt facilities approved by the Board of Directors;

(viii) permit any subsidiary to enter into an agreement or commitment with respect to any of the foregoing actions or transactions; or

(ix) enter into an agreement or commitment with respect to any of the foregoing actions or transactions.

7. Drag-Along Rights. If the Company receives a bona fide offer from an unaffiliated third party that would result in a Corporate Reorganization, and such Corporate Reorganization is approved by (i) a majority of the members of the Board of Directors to the extent required by law, (ii) the holders of at least 51% of the Series E Preferred Stock and Series D Preferred Stock then outstanding, voting together as a single class; provided, however, that if such Corporate Reorganization would result in the holders of shares of Series E Preferred Stock receiving consideration per share less than the Purchase Price of the Series E Preferred Stock, such Corporate Reorganization shall require the approval of the holders of at least 58% of the Series E Preferred Stock and Series D Preferred Stock then outstanding, voting together as a single class, and (iii) the holders of at least 51% of the aggregate number of Series C Preferred Stock and Series B Preferred Stock then outstanding, voting together as a single class, then the holders of (x) at least 51% of the Series E Preferred Stock and Series D Preferred Stock then outstanding, voting together as a single class; provided, however, that if such Corporate Reorganization would result in the holders of shares of Series E Preferred Stock receiving consideration per share less than the Purchase Price of the Series E Preferred Stock, at least 58% of the Series E Preferred Stock and Series D Preferred Stock then outstanding, voting together as a single class, and (y) the holders of at least 51% of the aggregate number of shares of Series C Preferred Stock and Series B Preferred Stock then outstanding may, at their option, require that all other stockholders sell or exchange all securities owned by them in the same transaction, at the same price and on the same terms and conditions as applicable to the approving holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock (with due regard being given to the form of the securities being sold by each of the parties); provided that a stockholder will not be required to sell or exchange its securities unless (a) the liability for indemnification, if any, of each stockholder in such Corporate

Reorganization is several, not joint, and will not exceed the consideration payable to such stockholder, if any, in such Corporate Reorganization (except in the case of potential liability for fraud or willful misconduct by such stockholder) and (b) the terms of such Corporate Reorganization provide that such stockholder will receive, as a result of such Corporate Reorganization, an amount equal to or greater than the amount that would be distributed to such stockholder in the event the proceeds of such Corporate Reorganization of the Company were distributed in accordance with the liquidation preferences set forth herein. All stockholders shall take all action necessary and desirable in connection with the consummation of a Corporate Reorganization described in the foregoing sentence, including to (a) vote such stockholder’s securities to approve the terms of any such Corporate Reorganization and such matters ancillary thereto as may be necessary in the judgment of the Board of Directors of the Company to effect such Corporate Reorganization, and (b) waive any appraisal or dissenters rights that such stockholder would have with respect to such Corporate Reorganization. The provisions of this Section C.7 shall terminate upon the closing of a Qualified IPO.

8. Waiver.

a. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least 51% of the shares of Series B Preferred Stock then outstanding.

b. Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of at least 51% of the shares of Series C Preferred Stock then outstanding.

c. Any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative written consent or vote of the holders of at least 80% of the shares of Series D Preferred Stock then outstanding.

d. Any of the rights, powers, preferences and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of Series E Preferred Stock by the affirmative written consent or vote of the holders of at least 58% of the shares of Series E Preferred Stock then outstanding.

FIFTH: The Company is to have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Company, and in further definition and not in limitation of the powers of the Company and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Company as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company. No election of directors need be by written ballot except as and to the extent provided in the By-Laws.

B. After the original or other By-Laws of the Company have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Company has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Company may be exercised by the Board of Directors; subject to the right of the stockholders entitled to vote thereon to alter and repeal By-Laws made by the Board of Directors.

C. The books of the Company may be kept at such place within or without the State of Delaware as the By-Laws of the Company may provide or as may be designated from time to time by the Board of Directors of the Company.

SEVENTH:

A. The Company shall, to the fullest extent permitted under applicable law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or while a director or officer of the Company is or was (at the request of the Company) serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorneys’ fees and expenses), judgments, fines, penalties, liabilities, and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Company may provide that the Company shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The Company, by action of its Board of Directors, may provide indemnification or advance expenses to other employees and agents of the Company or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article SEVENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director or officer of the Company with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

EIGHTH: No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the DGCL as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the DGCL is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

NINTH: The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (the persons described in clauses (i) and (ii) are collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

TENTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Company by this Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

****

5. This Sixth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

6. This Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, Roka Bioscience, Inc. has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 20th day of November, 2013.

ROKA BIOSCIENCE, INC.

/s/ Paul Thomas
Name:	Paul Thomas
Title:	President and Chief Executive Officer